Exhibit 99.1

            Four Oaks Fincorp, Inc. Extends Share Repurchase Program

     FOUR OAKS, N.C.--(BUSINESS WIRE)--Dec. 18, 2007--Four Oaks Fincorp, Inc. (OTCBB: FOFN) (the "Company"), holding company for Four Oaks Bank & Trust Company (the "Bank"), today announced that the Board of Directors (the "Board"), at their meeting on December 17, 2007, authorized the extension of the Company's share repurchase program (the "Share Repurchase Program"). The Share Repurchase Program previously allowed the Company to repurchase its common stock thru December 31, 2007. The Board authorized the extension of the Share Repurchase Program thru December 31, 2008. The Company is authorized to repurchase up to a total of 500,000 shares of common stock under the Share Repurchase Program.

     About Four Oaks

     The Bank began business as Bank of Four Oaks in June of 1912 in Four Oaks, Johnston County, North Carolina. The Bank operated as a unit bank until 1986 when its Clayton, North Carolina branch opened. Presently, there are 13 branches, 14 ATMs and one loan production office operating in 6 counties. The Bank has the highest market share of all banks in Johnston County as of June 30, 2007. As of September 30, 2007, the Company had assets of $683.1 million, loans of $507.0 million, deposits of $514.3 million, and shareholders' equity of $53.8 million. In addition, the Company had 6.2 million shares outstanding, which are traded on the OTC Bulletin Board under the symbol FOFN and a market capitalization of $98.9 million.

     Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, whether the Company has enough available cash to fund share repurchases at times that are beneficial; future alternative uses for cash, future competing investment opportunities and general economic, business and market conditions. Additional factors that could cause actual results to differ materially are discussed in documents filed with the Securities and Exchange Commission by the Company from time to time, including without limitation Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except as required by law, the Company does not undertake a duty to update any forward-looking statements in this press release.

     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES.


     CONTACT: Four Oaks Fincorp, Inc.
              Ayden R. Lee, Jr., Chairman, President, and Chief
              Executive Officer
              or
              Nancy S. Wise, Executive Vice President and Chief
              Financial Officer
              919-963-2177